Exhibit 10.1
LAKELAND INDUSTRIES, INC.

LONG-TERM INCENTIVE PLAN
(As revised November 2019)
1.
Purpose

The purposes of the Lakeland Industries, Inc. Long-Term Incentive Plan (the “Plan”) are to: (a) enable Lakeland Industries, Inc. (the “Company”) and its affiliated companies to recruit and retain highly qualified executives, other employees, and directors who are responsible for moving the business of the Company forward; (b) align the interests of the Company’s executives and directors with the interests of the Company’s stockholders by creating a direct link between compensation and the Company’s performance, thereby enhancing stockholder return; and (c) incentivize executives, other employees, and directors to contribute to the long-term success of the Company.

2.
Administration

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”); provided, however, that with respect to non-employee directors of the Company, the Plan shall be administered by the full Board of Directors (the “Board”).

3.
Participation

The Company’s officers, other employees, and directors, are eligible to participate in the Plan, subject to selection and appointment by the Committee.

4.
Performance Periods

The Plan’s performance period will be three years (the “Performance Period”), commencing on the first day of the Company’s fiscal year and ending on the last day of the third fiscal year thereafter. A new three-year Performance Period will start with each new fiscal year, such that when the Plan is fully-implemented, there will be three overlapping Performance Periods at any given time.

5.
Performance Measurement

Awards under the Plan will be granted in accordance with the Company’s 2017 Equity Incentive Plan (the “Equity Incentive Plan”) and will be determined based upon five performance conditions (percentage in parentheticals are the weight of each factor) (the “Performance Conditions”):
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Revenue Growth (35%)
●
EBITDA Margin (25%)
●
Free Cash Flow (15%)
●
Retention (10%)
●
Board Discretion (15%)

Minimum, Target and Maximum scales will be applicable to the Revenue Growth and EBITDA Margin Performance Conditions. Free Cash Flow (“FCF”) will be conditional upon the achievement of the Minimum EBITDA Margin target. Retention is targeted to drive loyalty and encourage ownership culture. Board discretion is designed to provide a measure of discretionary flexibility.

For purposes of the Plan, the calculation of EBITDA (earnings before interest, taxes, depreciation and amortization) shall exclude restricted stock or other equity (compensation) expense incurred by the Company in connection with grants under this Plan and shall be subject to equitable determination by the Committee (or the Board, if applicable) in the event of any or all items determined to be unusual in nature and/or infrequent in occurrence, which may include, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, other unusual or infrequently occurring items, the cumulative effects of accounting changes or such other objective factors as the Committee (or the Board, if applicable) deems appropriate (“Adjusted EBITDA”).

6.
Base Bonus Amount

Target percentages shall be applied against a base bonus amount (the “Base Bonus Amount”). The Base Bonus Amount shall be equal to a percentage of the participant’s base salary as in effect at the commencement of the Performance Period (or $65,000 in the case of non-employee directors):

Participant
Base Bonus Amount
Chief Executive Officer
65% of Base Salary
Chief Operating Officer
60% of Base Salary
Chief Financial Officer
60% of Base Salary
All others
40% of Base Salary

The Committee may, at the time of grant, adjust the percentage of Base Salary utilized to determine Base Bonus Amount for any participant as its deem appropriate.

7.
Performance Conditions

The following sets forth the targets and vesting percentages with respect to each Performance Condition. In the case of Revenue Growth and EBITDA Margin, with respect to amounts that fall in between two targets, the bonus percentage shall be determined by proration between the two.

Revenue Growth Target:
The Revenue Growth Target shall apply for 35% of the performance grant. The vesting percentage shall be determined by applying a 7% (Minimum), 9% (Target) or 11% (Maximum) compounded annual growth rate to the revenues achieved in the fiscal year immediately preceding the beginning of the Performance Period:

Annual Revenue Growth During the Performance Period	Vesting Percentage
Less than 7%	0%
7% or greater but less than 9%	from 25% to 35%
9% or greater up to 11%	from 35% to 45%
Greater than 11%	45%

For the grant with respect to the Performance Period of February 1, 2019 to January 31, 2022, this Percentage Condition will be measured against Company revenues of $99,011,000 achieved in the fiscal year ended January 31, 2019. Accordingly, the Target amount of revenue for this grant, based upon a 9% compounded annual growth rate, would be $128,222,100 for the fiscal year ending January 31, 2022.

EBITDA Margin:

The EBITDA Margin target will apply for 25% of the performance grant and the Minimum, Target and Maximum are 8%, 10% and 12%, respectively, of EBITDA Margin:

EBITDA Margin during the Performance Period	Vesting Percentage
Less than 8%	0%
8% or greater but less than 10%	From 15% to 25%
10% or greater but less than 12%	From 25% to 35%
Greater than 12%	35%

This Performance Condition requires that cumulative EBITDA Margin at the end of the Performance Period must be at least 8% (as adjusted for special items).

Free Cash Flow:

The FCF target will apply for 15% of the performance grant.

FCF during the Performance Period	Vesting Percentage
Less than 60% of Adjusted EBITDA	0%
60% or greater of Adjusted EBITDA	15%
The Performance Condition requires that cumulative FCF at the end of the three-year Performance Period must be at least 60% of Adjusted EBITDA for the same period and that EBITDA Margin must be a minimum of 8% over the entire Performance Period.

Retention:

The retention target will apply for 10% of the performance grant. This portion will vest completely on the last date of the Performance Period, provided that, subject to Section 8, the recipient remains actively employed by or be a director of the Company (or its subsidiaries) from the grant date through the last date of the Performance Period.

Board Discretion:

To provide a measure of flexibility, the Committee or, with respect to non-employee directors, the Board, will have a discretionary target of 15% of the performance grant. Subject to Section 8, this measure requires that the recipient remain actively employed by or be a director of the Company (or its subsidiaries) from the date of grant through the last date of the Performance Period.

The foregoing targets shall apply for the three year Performance Period ending January 31, 2022. These targets may be revised for future Performance Periods by the Committee or, in the case of non-employee directors, by the Board.

Any bonus payable under the Plan shall be made in shares of restricted stock, or other equity form, of the Company based on the price of the Company’s common stock on the date of grant of the award. Bonuses shall be made as soon as practicable after the end of the last applicable fiscal year of the Performance Period and no later than June 1st.

For purposes of the initial award grants, the Committee will assume the Target amounts will be achieved.

Recipients of awards who have met the following share ownership requirements: 2x base salary for the Chief Executive Officer; 2x annual compensation level for the Executive Chairman, 1.5x base salary for the Chief Operating Officer, and 1x base salary for all others, may elect to be paid in cash in lieu of restricted shares of common stock, subject to the Company’s compliance with the Company’s then existing loan agreement and other cash needs at the sole discretion of the Committee, or in the case of non-employee directors, the Board.

8.
Continuous Employment

Except as provided below, to receive an award under the Plan, participants must be actively employed by or be a director of the Company (or its subsidiaries) from the date of grant through the last date of the Performance Period. No award will be earned or due for participants who do not satisfy this employment condition. Notwithstanding the foregoing, if a participant leaves employment (or a directorship) with the Company (or its subsidiaries) due to retirement (as defined below), disability (as defined in the Equity Incentive Plan), or death during the Performance Period, the participant (or his or her estate in the event of death) will be entitled to a prorated award determined by multiplying the award amount by a fraction, the numerator of which will be the number of full months of the Performance Period that elapsed prior to the termination of employment and the denominator of which will be 36. The prorated award will be paid on the date on which the Company pays awards in the normal course for such Performance Period. For purposes hereof, “retirement” shall mean separation from service with the Company and its subsidiaries and affiliates, and cessation of all full-time employment, on or after reaching 65 years of age.

9.
Foreign Employees

In certain circumstances, in view of tax considerations, it is anticipated that participants that are not United States citizens may receive grants of Stock Appreciation Rights in lieu of other forms of equity grants.

10.
Amendment

The Board may amend or terminate this Plan at any time.